Exhibit 10.33:

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this "Agreement") is made and entered into this 15th day of December, 2005 by and between RAMAPO LAND CO., INC. ("Landlord"), a corporation organized and existing under the laws of the State of New York, and HUDSON TECHNOLOGIES, INC. (formerly Refrigerant Reclamation Industries, Inc.) ("Tenant"), a corporation organized and existing under the laws of the State of New York. Landlord and Tenant may sometimes be referred to herein, individually, as a "party" and, collectively, as the "parties".

WITNESSETH

WHEREAS, by virtue of the Lease Agreement by and between Landlord and Tenant, dated May 20, 1994, which was extended by virtue of a Lease Extension Agreement between Landlord and Tenant dated April 7, 2005 and a Lease Extension Modification Agreement between Landlord and Tenant dated May 20, 2005, together with all riders thereto (collectively, the "Lease"), by which Tenant leased approximately 21,095 rentable feet of space (the "Premises") in that building located at 60 Torne Valley Road, Ramapo, New York (the "Property"); and

WHEREAS, Tenant has remained past the Termination Date (as hereinafter defined) on a month-to-month basis and will continue to occupy the Premise under the Lease on the Termination Date; and

WHEREAS, Landlord desires to terminate Tenant's tenancy under the Lease subject to the terms and conditions set forth below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

  Recitals. The Recitals stated above are incorporated herein by reference and are made a part of this Agreement as if stated in their entirety.
  Capitalized Terms. Unless otherwise defined herein, all capitalized terms shall have the same meaning as they have in the Lease.
  Termination Date. Tenant's right to occupy the Premises under the Lease shall be terminated as of 12:00 midnight on December 14, 2005 (the "Termination Date"). Until the Termination Date, the Tenant shall remain in the Premises, pursuant to a month-to-month tenancy.
  Delivery of Premises to Landlord. Intentionally Omitted.
  Tenant's Representations, Covenants and Warranties. Tenant makes the following representations, covenants and warranties to the Landlord, acknowledging that each such representation, warranty and covenant is material and shall be relied upon by the Landlord:
    Tenant is not aware of any default committed by Landlord under the Lease, and Tenant has no existing defenses, claims, counterclaims or rights of offset with respect to its obligation to pay or Rent or Additional Rent under the Lease.
    Tenant is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the power to terminate the Lease.
    Tenant acknowledges that Landlord may enter into new commitments, agreements and/or leases with third parties (collectively and individually the "Third-Party Agreements") concerning the Premises, and Tenant agrees that Landlord may rely upon this Agreement and the fulfillment by Tenant of its obligations hereunder, in entering into any such Third-Party Agreements.
    The representations, warranties and covenants contained herein are true and correct in all material respects at the date of this Agreement and do not omit to state a material fact necessary to make any of them not misleading.
    The following definitions shall be applicable to this Section and wherever used elsewhere in the Agreement.
      "Environmental Condition" means any condition with respect to any and all improvements on the Property (including any conditions contained therein or derived therefrom, of any kind or nature including without limitation, structural, architectural, engineering, and environmental condition), soil, surface waters, groundwaters, land, stream sediments, surface or subsurface condition and ambient air, Hazardous Substance on or about the Property (the Property as used herein shall include all improvements thereon), whether or not yet discovered, or violation of any Environmental Laws, arising from or related to the operation of any business that is or was conducted by Tenant (or Tenant's lessees, sub-lessees, predecessors or occupants) on the Property, or any activity conducted by any person or entity on the Property during the time of Tenant's occupancy, or occurring prior to that time and known to Tenant.

      "Environmental Laws" means all federal, state and local laws, whether common laws, court or administrative decisions, statutes, rules, regulations, ordinances, court orders and decrees, and administrative orders and all administrative policies and guidelines concerning action levels of a governmental authority (federal, state or local) now or hereafter in effect relating to the environment, public health, occupational safety, industrial hygiene, any Hazardous Substance (including, without limitation, the disposal, generation, manufacture, presence, processing, production, release, storage, transportation, treatment or use thereof), or the Environmental Conditions on, under or about the Property, as amended and as in effect from time to time (including, without limitation, the following statutes and all regulations thereunder as amended and in effect from time to time: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, Title III, 42 U.S.C. §§ 11001, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300(f), et seq.; the Solid Waste Disposal Act, 42 U.S.C. §§ 6901, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601, et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq.; the New York State Environmental Conservation law, including Article 13 of Title 27; and the New York State Navigation Law, Article 12; and any successor statutes and regulations to the foregoing.

      "Hazardous Substance" means all chemicals, materials and substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," "pollutants," or "petroleum," or words of similar import, under any applicable Environmental Law; and all other chemicals, materials and substances, exposure to which is prohibited, limited or regulated by any governmental authority, including, without limitation, asbestos and asbestos-containing materials in any form, lead-based paint, radioactive materials, polychlorinated biphenyls ("PCB's"), and substances and compounds containing PCBs.

      "Orders on Consent" means the Order on Consent dated June 28, 2000 between the New York State Department of Environmental Conservation and Hudson Technologies, Inc. Case #3-2963/9708 Conservation Law and Part 751.1 of the Codes, Rules and Regulations of the State of New York by Hudson Technologies, Inc., Respondent, which Order was subsequently modified by Modified Order on Consent executed on May 25, 2003 by the order entitled "In the Matter of the Alleged Violations of Articles 17 of the Environmental Conservation Law and Part 751.1 of the Codes, Rules and Regulations of the State of New York by Hudson Technologies, Inc. Respondent.
    On and after the Termination Date, Tenant hereby agrees to indemnify, defend and hold Landlord and its stockholders, directors, officers, employees, legal representatives, and agents (the "Landlord Indemnified Parties") and any and all successors and assigns of the Landlord Indemnified Parties, including, but not limited to the Town of Ramapo, the contract Purchaser of the Property, harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, losses or expenses (including, without limitation, reasonable attorneys' fees and expenses), from or related to Tenant's violation of any Environmental Laws and any Environmental Condition caused or exacerbated by Tenant located on, in or about the Property. Tenant also agrees to continue to make all payments, maintenance fees, costs of utilities and other costs, incurred with respect to the remediation of the environmental conditions consistent with the Orders on Consent as that term is defined in the Declaration of Covenants and Restrictions (the "Declaration") and to execute the Declaration upon request of Landlord.

    On or after the Termination Date, Tenant agrees to undertake any and all action, at Tenant's sole cost and expense, necessary in order to remain in compliance with the Orders on Consent. Tenant shall be solely responsible for the removal of the air stripping tower, as identified in the Orders on Consent, on the Property, including all costs associated therewith.

  Landlord's Representations, Covenants and Warranties. Landlord makes the following representations, warranties and covenants to Tenant, acknowledging that each such representation, warranty and covenant is material and shall be relied upon by the Tenant.
    Landlord has entered into a Property Purchase Agreement (the "Property Purchase Agreement") with the Town of Ramapo for the sale of the Property.
    Landlord has prepared, and will file the Declaration in the Office of the County Clerk of Rockland County, prior to and contingent upon the successful closing of the purchase of the Property with the Town of Ramapo under the Property Purchase Agreement.
  Termination Payments. Landlord's release of Tenant, pursuant to Paragraph 8, below, from the obligations under the Lease for the Premises shall be expressly conditioned upon Tenant's payment of Rent and Additional Rent up to the Termination Date and the discharge by Tenant of the financial obligations set forth below:
    Tenant shall pay Landlord the amount of Thirty-Seven Thousand, Five Hundred Sixty-Two Dollars and Seventy-Nine Cents ($37,562.79) as reimbursement to Landlord for legal fees and Thirty-Two Thousand Eight Hundred Eighty-Eight Dollars and Eighty-Four Cents ($32,888.84) fees paid to Environmental Management Ltd. (the "Additional Fees") incurred by Landlord in connection with the Environmental Condition caused by Tenant located on, in, or about the Property.
    If Tenant satisfies the conditions of this Paragraph 7, Tenant's rights and obligations under this Lease for the Premises except as pertaining to: (i) Rent and Additional Rent accrued but unpaid as of the Termination Date; and (ii) property damage (except as set forth in Sections 5F and 5G) to the Premises and the Property after the date of this Agreement resulting from the claims of third parties relating solely to personal injury or property damage (except as set forth in Sections 5F and 5G), through the Termination Date, shall be deemed terminated effective on the Termination Date.
  Release of Tenant. Except as set forth in Section 5F and for breaches of this Agreement, and so long as the Property Purchase Agreement closes, Landlord shall release Tenant and Hudson Technologies Company, from any claims and causes which it has or may have including, without limitation, any claim for a reduction in the value of the Property arising out of the Lease and the Premises on or after the Termination Date. This Agreement does not release or excuse Tenant's liability for payment of any amount due and outstanding including, without limitation, Additional Fees set forth in Paragraph 7(A) hereinabove.
  Landlord's Obligations. As of the Termination Date, Landlord is no longer bound to satisfy any covenants or obligations, direct or implied, contained in the Lease. Tenant, on its own behalf, and on behalf of its officers, shareholders, principals, successors and assigns hereby releases any claims, rights or causes of action which it has or may have either under the Lease or pertaining in any manner to the Premises and the Property, against Landlord, its stockholders, directors, officers, legal representatives, agents, employees, successors and assigns.
  Authority to Execute. Each person executing this Agreement on behalf of a party certifies, represents and warrants that (s)he is authorized and empowered to execute this Agreement on behalf of and as the act of said party for purposes set forth herein.
  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law or choice of law rules or principles.
  Successors and Assigns. All of the terms, warranties, representations and covenants of this Agreement shall apply to and be binding upon, and shall inure to the benefit of the parties hereto, and each of their respective permitted successors and assigns, including but not limited to the Town of Ramapo, the contract Purchaser of the Property.
  Word Forms and Captions. The use of any gender or tense herein shall be applicable to all genders and tenses. The use of the singular shall include the plural and the plural shall include the singular. The captions of the various paragraphs herein are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement.
  Entire Agreement. The Lease, as amended, is hereby terminated by both Tenant and Landlord and this Agreement contains and embodies the entire agreement of the parties with respect to the matters set forth herein. No representations, inducements or agreements, oral or otherwise, between the parties not contained and embodied in this Agreement, incorporated herein, shall be of any force or effect, and the same may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing which references this Agreement and is duly signed by all parties.
  Time is of the Essence. Time is of the essence with respect to each and every obligation under this Agreement in which time and performance are a factor.

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IN WITNESS WHEREOF, the parties hereto have affixed their signatures and seals all as of the day and year first above written.

WITNESS:	LANDLORD:

RAMAPO LAND COMPANY, INC.

	By:	/s/ Jack O'Keefe
President

ATTEST:	TENANT:

HUDSON TECHNOLOGIES, INC. (formerly Refrigerant Reclamation Industries, Inc.)

	By:	/s/ Stephen P. Mandracchia

	Its:	Vice President